Exhibit 1.01

TRANSPHORM, INC.
Conflict Minerals Report
For The Year Ended December 31, 2022

This Conflict Minerals Report (this “CMR”) of Transphorm, Inc. (the “Company,” “Transphorm,” “we” or “us”) for the year ended December 31, 2022 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). The Rule imposes certain reporting obligations on U.S. Securities and Exchange Commission (“SEC”) issuers whose manufactured products contain certain minerals which are necessary to the functionality or production of their products. These minerals are cassiterite, columbite-tantalite (coltan), gold, wolframite, and their derivatives, which are limited to tin, tantalum and tungsten (“3TG” or “Conflict Minerals”). The Rule focuses on 3TG emanating from the Democratic Republic of Congo region and nine adjoining countries (together, the “Covered Countries”). If an issuer has reason to believe that any of the Conflict Minerals in their supply chain may have originated in the Covered Countries, or if they are unable to determine the country of origin of those Conflict Minerals, then the issuer must exercise due diligence on the Conflict Minerals’ source and chain of custody and submit a CMR to the SEC that includes a description of those due diligence measures.

Company and Product Overview

The Company is a pioneer, and a market and technology leader, in the wide-bandgap gallium nitride (“GaN”) power electronics field for high voltage power conversion applications. The Company’s proprietary GaN on silicon material growth (or epiwafer technology) knowhow via metal organic chemical vapor deposition allows the Company to build its GaN devices on inexpensive silicon substrates, thereby leveraging the cost structure of well-established silicon-based manufacturing. The Company’s products address power conversion applications including:

•low power applications (approximately 30 watt to 300 watt) such as smartphone power adapters/fast chargers and laptop and appliance power supplies;

•medium power applications (approximately several hundred watts to 3 kilowatts) such as power supplies for gaming, appliances, datacenter servers, communications infrastructure, and industrial servo drives for motors and robotics; and

•high power applications (approximately 3 kilowatts to over 5 kilowatts) such as blockchain applications, higher power datacenter servers, uninterruptable power supply/energy applications, onboard chargers, converters and inverters for electric vehicles, and power supplies for industrial applications.

Conflict Minerals Due Diligence Program

The Company conducted a reasonable country of origin inquiry (“RCOI”) designed to determine whether any of the Conflict Minerals in its products originated in a Covered Country or are from recycled or scrap sources during calendar year 2022. Based on its RCOI, the Company was unable to reasonably conclude that all of its conflict minerals did not originate in a Covered Country or come from recycled or scrap sources, and the Company continues its due diligence on the source and chain of custody of its conflict minerals.

The Company’s due diligence framework was designed to conform with the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Third Edition, OECD 2016) and the related Supplements on 3TG (collectively, the “OECD Guidance”). The following steps outline the due diligence measures taken to determine the country of origin:

Step 1 – Establish strong company management systems
•We adopted a Conflict Minerals Policy Statement and made it publicly available on our website at https://www.transphormusa.com/en/gan-technology/#quality-reliability.
•We established an internal compliance team led by our Vice President of Quality to implement our Conflict Minerals Policy Statement.

•We communicated our Conflict Minerals Policy Statement to our direct suppliers.
•We have conducted awareness sessions concerning the commitments and requirements expected of our suppliers.

Step 2 – Identify and assess risks in the supply chain
•We utilize the Conflict Minerals Reporting Template (“CMRT”), a standardized reporting template developed by the Responsible Minerals Initiative (“RMI”) to identify smelters and refiners (“SORs”) that process the necessary conflict minerals contained in our products.
•We survey our supply chain using the CMRT, requesting identified direct suppliers to identify SORs and country of origin of the conflict minerals.
•We compared our final SORs list against the list of facilities maintained by the Responsible Minerals Assurance Process (“RMAP”) to identify which SORs are conformant to RMAP’s standards.

Step 3 – Design and implement a strategy to respond to identified risks
•To reduce potential supply chain risk, we communicated the requirements of the Dodd-Frank Act to our direct suppliers, and required our direct suppliers to train their smelters and to recommend that their smelters and refiners participate in an independent assessment through the RMAP.

Step 4 – Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain
•We do not perform or direct audits of 3TG smelters or refiners. We rely on the risk management and due diligence processes of RMAP, including the program’s independent third-party audit process.

Step 5 – Report on supply chain due diligence
•In accordance with the Rule, we will file a Form SD and, as applicable, a conflict minerals report with the SEC on an annual basis. In accordance with the OECD Guidance and the Rule, this CMR is available on our website at www.transphormusa.com/en/investors/#sec-filings.

Due Diligence Results

Due to the nature of our supply chain, we do not typically have a direct relationship with 3TG SORs. Our due diligence process involves seeking data from our relevant suppliers, and these suppliers seeking similar information from their supply chain in order to identify the sources for the necessary Conflict Minerals. We rely on the good faith efforts of our supply chain to provide us with reasonable data. We also depend largely on information collected and provided by RMI obtained through its independent third-party audit programs, such as RMAP. We achieved a response rate of 100% for our supply chain survey.

Many of our suppliers sourced 3TG from a variety of upstream sources and provided information to us on an aggregated, company-wide level. Due to the fungible nature of these materials, we understand that these suppliers were unable to trace the 3TG that they source into the products provided to any particular customer (including Transphorm). As a result, our list of SORs may contain more facilities than are actually used in our supply chain. As reported to us by our relevant suppliers, all of the SORs possibly being used, as identified in the table below, were on the RMAP Conformant Smelter List.

Mineral	Smelter Name	Smelter Country
Tin	PT Timah Tbk Mentok	INDONESIA
Tin	Fenix Metals	POLAND
Tin	Minsur	PERU
Tin	PT Timah Tbk Mentok	INDONESIA
Tin	Thaisarco	THAILAND
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT Menara Cipta Mulia	INDONESIA
Tin	PT Timah Tbk Kundur	INDONESIA
Tin	PT Refined Bangka Tin	INDONESIA

Tin	Metallo Belgium N.V.	BELGIUM
Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Mineracao Taboca S.A.	BRAZIL
Tin	PT Mitra Stania Prima	INDONESIA
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CHINA
Tin	PT Prima Timah Utama	INDONESIA
Tin	Alpha	UNITED STATES OF AMERICA
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	China Tin Group Co., Ltd.	CHINA
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	Dowa	JAPAN
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA
Tin	Metallo Spain S.L.U.	SPAIN
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	CV Venus Inti Perkasa	INDONESIA
Tin	PT Timah Tbk Mentok	INDONESIA
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Advanced Chemical Company	UNITED STATES OF AMERICA
Gold	Agosi AG	GERMANY
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL
Gold	Argor-Heraeus S.A.	SWITZERLAND
Gold	Asahi Refining Canada Ltd.	CANADA
Gold	Aurubis AG	GERMANY
Gold	Boliden AB	SWEDEN
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	Chimet S.p.A.	ITALY
Gold	Dowa	JAPAN
Gold	Geib Refining Corporation	UNITED STATES OF AMERICA
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Metals Hong Kong Ltd.	CHINA
Gold	Istanbul Gold Refinery	TURKEY
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA

Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies S.A.	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
Gold	PAMP S.A.	SWITZERLAND
Gold	Royal Canadian Mint	CANADA
Gold	Shandong Gold Smelting Co., Ltd.	CHINA
Gold	T.C.A S.p.A	ITALY
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	Asahi Pretec Corp.	JAPAN
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	Tokuriki Honten Co., Ltd.	JAPAN

Steps to Improve Due Diligence

We will continue to communicate our expectations and information requirements to our direct suppliers. We will also continue to monitor changes in circumstances that may impact the facts or our determination. Over time, we anticipate that the amount of information globally on the traceability and sourcing of these minerals will increase and improve our knowledge. We will continue to make inquiries to our direct suppliers and undertake additional fact and risk assessments where potentially relevant changes in facts or circumstances are identified. New products will be reviewed for conflict minerals conformance during initial qualification. If we become aware of a supplier whose due diligence needs improvement, we intend to continue the trade relationship while that supplier improves its performance. We expect our suppliers to take similar measures with their suppliers to ensure alignment throughout the supply chain.